UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2019 (May 2, 2020)

Allied Corp.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-27675	33-1227173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 St. Paul St., Suite 201, Kelowna, BC Canada	V1Y 9N2
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (877) 255-4337

______________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Director and Chief Financial Officer

Effective May 2, 2020 Allied Corp announced the appointment of Jim Smeeding, RPh, MBA, to the Company’s Board of Directors. In addition to this, Mr. Smeeding will also work within the management team and fulfil the role of Vice President of Pharmaceuticals.

Jim Smeeding is a Registered Pharmacist (RPh) from the State University of New York, and also holds a Masters degree in Business Administration (MBA) from the University of Texas (with an emphasis in pharmaceutical marketing, organizational strategies and pharma sales management). He is the Executive Vice President of CP Pharmaceutical International: a division of CP Global Health (Hong Kong and Texas).

Some of Mr. Smeeding’s past experience has included working as the Executive Director of the National Association of Specialty Pharmacy (NASP), a founder of the Center for Pharmacoeconomic Studies at the University of Texas College of Pharmacy and a founder and President of the International Society of Pharmacoeconomics and Outcomes Research (ISPOR).

Within Mr. Smeeding’s specialty pharmacy consultancy practice, Project Rx, Mr. Smeeding has of-fered management services to hospitals and pharmaceutical companies throughout the US. Mr. Smeeding has also been active in other Cannabis Based Medicines (CBM) research as a founder of CannaPharma Rx and has authored more than 85 peer-reviewed publications and has given hundreds of presentations.

Mr. Smeeding has worked with many major pharmaceutical companies and is aa founder and president of Indication Biosciences; an early stage drug discovery company that is examining the use of CBD with statin agents to safely lower lipid anomalies. Mr. Smeeding also was the Executive VP and founder of Engaged Media; a technology driven patient engagement solution used in multiple pharmaceutical co-pay programs that was acquired in May of 2018.

As President of the National Payer Roundtable, Mr. Smeeding is in regular contact with the Chief Medical Officers and Chief Pharmacy Officers of national and regional health insurers, as well as, pharmaceutical executives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Corp. (Registrant)

Dated: May 7, 2020	By:	/s/ Calum Hughes
Chief Executive Officer

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